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                                                                      EXHIBIT 11

                       STERLING BANCORP AND SUBSIDIARIES
               STATEMENT RE COMPUTATION OF PER SHARE EARNINGS [1]

                                                            Years Ended December 31,
                                                 -------------------------------------------
                                                     2002            2001            2000
                                                 -----------     -----------     -----------
Net income                                       $21,777,726     $19,387,548     $16,558,657
Less: preferred dividends                            112,685          97,896          82,441
                                                 -----------     -----------     -----------
NET INCOME AVAILABLE FOR COMMON SHAREHOLDERS
   AND ADJUSTED FOR DILUTED COMPUTATION          $21,665,041     $19,289,652     $16,476,216
                                                 ===========     ===========     ===========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING        11,964,310      12,106,717      12,031,682
Add dilutive effect of:
   Stock options [2]                                 493,880         425,475         115,336
   Convertible preferred stock                       233,202         236,198         239,967
                                                 -----------     -----------     -----------
ADJUSTED FOR ASSUMED DILUTED COMPUTATION          12,691,392      12,768,390      12,386,985
                                                 ===========     ===========     ===========

BASIC EARNINGS PER SHARE                               $1.81           $1.59           $1.37
                                                       =====           =====           =====
DILUTED EARNINGS PER SHARES                            $1.71           $1.51           $1.33
                                                       =====           =====           =====

[1] The parent company's Board of Directors announced stock dividends as follows:

      DECLARATION RATE       RECORD DATE        PAYABLE DATE     DIVIDEND RATE
      ----------------       -----------        ------------     -------------
          11/21/02             12/02/02           12/09/02            20%
          11/15/01             11/30/01           12/10/01            10%
          11/16/00             12/01/00           12/08/00            10%
          11/18/99             12/14/99           12/14/99            5%

      Fractional shares were cashed-out and payments were made to shareholders in lieu of fractional shares. The basic and diluted average number of shares outstanding and earnings per share information for all prior reporting periods have been restated to reflect the effect of these stock dividends.

[2] Options issued with exercise prices greater than the average market price of the common shares for each of the years ended December 31, 2002, 2001, and 2000 have not been included in computation of diluted EPS for those respective years. As of December 31, 2002, 36,588 options to purchase shares at a price of $29.76 were not included; as of December 31, 2001, options to purchase 63,014 shares at prices between $21.57 and $23.19 were not included; as of December 31, 2000, options to purchase 940,649 shares at prices between $12.48 and $18.38 were not included.